 Exhibit 23.1

DAVIS ACCOUNTING GROUP P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  •  FAX (435) 865-2821

Charles Woodward, Director, President, and Chief Executive Officer
Extreme Mobile Coatings Worldwide Corp.
126 Dewey Drive
Nicholasville, Kentucky 40356

Dear Mr. Woodward,

CONSENT OF REGISTERED INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement of Extreme Mobile Coatings Worldwide Corp. on Form S-8 of our report on the financial statements of the Company as its registered independent auditors dated April 13, 2009, as of and for the periods ended December 31, 2008, and 2007.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
January 27, 2010.